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                                                                 Exhibit 10.42

                           DRUG DISTRIBUTION BUSINESS
                        MANAGEMENT AND SERVICE AGREEMENT

     This Management and Service Agreement (hereinafter referred to as the "Agreement") is made and entered into this 1st day of July, 1994, by and between SOUTHERN HEALTH SYSTEMS, INC., a Tennessee corporation (hereinafter referred to as "SHS") and TEXAS HEALTH PHARMACEUTICAL RESOURCES, a Tennessee general partnership (hereinafter referred to as "THPR");

                              W I T N E S S E T H:

     WHEREAS, THPR has been formed to engage in the business of providing distribution of certain drugs (the "Drug Distribution Business"); and

     WHEREAS, THPR desires to obtain from SHS, and SHS is willing to provide to THPR, certain services necessary or desirable in the conduct of THPR's Drug Distribution Business, all upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

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         1.        Services to be Provided by SHS.  During the term of this

Agreement, SHS agrees to provide or arrange for the provision of, the following services to THPR:

         A. Billing, Reimbursement, Collection and Financial Counseling
Services.

                  (i) Services. SHS shall provide such billing, reimbursement, collection and financial counseling services as are required, or reasonably requested, by THPR in conducting its Drug Distribution Business, including the preparation, transmitting and monitoring of all bills to patients of THPR's Drug Distribution Business or third party payors, preparing requests or otherwise assisting patients of THPR's Drug Distribution Business in seeking reimbursement from all third party payors for the services provided to such patients by THPR, collecting amounts due THPR from patients or third parties, and counseling patients regarding the options available to them in paying for the Drugs and related services provided to them by THPR. THPR shall establish all patient charges for

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                  such Drugs and related services provided by THPR to the
                  patients.

                  (ii) Clearance of Patients. SHS agrees that it will not commit to provide Drugs or related services to any patient until such patient is approved by THPR. THPR shall promptly notify SHS as to any potential patient and shall obtain such patient data as shall be specified by SHS. SHS agrees to promptly investigate a potential patient's insurance coverage and financial ability to pay and to notify THPR as to the patient's financial ability to pay for Drugs or related services from THPR. THPR shall thereafter obtain all documentation necessary to file claims with third party payors and forward same to SHS. SHS shall have no liability for relying upon information provided by third party payors concerning coverage in the event that such information shall subsequently prove to be incorrect.

                  (iii) Collection and Disbursement. SHS shall monitor and coordinate collection, for and on behalf of THPR, of all monies due to THPR from patients and/or third party payors for Drugs and related services. SHS shall deposit said funds into a bank account designated by

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                  THPR. SHS shall not have authority to disburse funds from
                  said bank account. However, funds from said Account, in an amount determined by THPR, shall be deposited in a separate operating account, and SHS shall have authority to disburse funds from this operating account as necessary to carry out the management functions specified herein. Collections of all accounts are performed by SHS on behalf of THPR and SHS shall not be responsible for any failure to collect such accounts. SHS hall use reasonable efforts to collect said accounts
                  (but not greater than those efforts used in the collection of its own accounts), but SHS shall not be required to institute suit for collection or incur any extraordinary expenses in attempting to collect these receivables unless such action is approved by the Steering Committee and the costs are paid by THPR.

     B. Accounting and Financial Reporting. SHS shall provide the following accounting and financial reporting services required by THPR in the conduct of its Drug Distribution Business: (i) monthly, quarterly and annual financial statements consisting of income statements, balance sheets, a detailed General Ledger and Status Report of Collections, (ii) all sales tax returns and reports,
(iii) schedules of accounts receivable,

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accounts payable and cash applications, (after applying cash received to appropriate invoices, applying credits to patient accounts and applying write-offs and adjustments approved by THPR) and (iv) reconciliation of the Drug Distribution Business bank account statements of THPR. SHS shall not make provision for any annual audit of THPR, and such audit if desired by THPR shall be the responsibility of THPR and shall be conducted by such independent accounting firm as THPR may select. SHS agrees to cooperate with the accounting firm in the conduct of the audit of THPR or any other accounting procedure for which the accounting firm may be engaged by THPR. THPR shall make available to SHS such information and documentation as may be needed to enable SHS to prepare the tax returns and financial reports specified herein.

         C.       Management Services and Marketing.

                  (i) Responsibilities. THPR hereby appoints SHS to manage and supervise the operation of THPR's day-to-day operations of its Drug Distribution Business and for this purpose, THPR delegates to SHS the authority to make, subject to the terms hereof, such management decisions as are necessary for the day-to-day operations of THPR's Drug Distribution Business. SHS accepts this engagement and agrees to faithfully

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                  perform the duties and responsibilities set out herein.
                  In carrying out its management responsibilities, and in accordance with the provisions of this Agreement, SHS shall be subject to the direction, input and general guidance of the Steering Committee. The Steering Committee shall communicate to SHS all decisions of that Committee which affect the duties and responsibilities of SHS under this Agreement.

                  (ii) Marketing. SHS shall also provide such procedure manuals, and marketing materials as SHS may from time to time determine to be helpful in the operation of THPR's Drug Distribution Business and upon the direction of the Steering Committee, SHS personnel shall perform sales calls and other related marketing activities. Such marketing materials and procedure manuals are deemed confidential by SHS and shall be available for review by THPR at SHS's offices.

                  (iii) Personnel. SHS shall designate certain SHS personnel to perform the management functions set out hereunder and such SHS personnel shall supervise the operation of THPR's Drug Distribution Business. Subject to the reimbursement provisions set out in

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                  Section 2 hereinbelow, SHS shall solely be responsible for all costs associated with such employment, including without limitation, its employees' salaries, federal and state income tax withholding, Social Security tax withholding, workmen's compensation benefits and fringe benefits.

                  (iv) Steering Committee. The overall management and control of the business and affairs of THPR's Drug Distribution Business shall be vested in a Steering Committee as described in the THPR Partnership Agreement.

     2. Compensation. THPR shall pay a monthly fee to SHS for the reimbursement, accounting, management and computer services specified herein as set out on Exhibit A attached hereto and made a part hereof, plus an amount equal to * percent (*%) of net patient revenues of THPR during that month. Net patient revenue shall be determined in accordance with generally accepted accounting principles. SHS will bill THPR for all charges for services and employment costs on a monthly basis. All charges shall be due and payable by THPR * (*) days from the end of the month in which the changes reflected on SHS's invoice to THPR were earned by SHS.



* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities Exchange Commission.



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         Notwithstanding any provision herein to the contrary, the * percent of net patient revenues when added to similar fees (excluding reimbursement, accounting, management and computer service fees as described on Exhibit A) paid to SHS by all other partnerships between an SHS affiliate and Alternative Care Systems, Inc. shall not exceed for fiscal year July 1, 1994 through June 30, 1995 the sum of $*. If the total should exceed this amount, SHS shall determine which of the fees paid by these partnerships to SHS shall be reduced. The management fees are based on the assumption that the homecare reimbursement market remains relatively stable. If significant changes in the Texas Medicaid levels of reimbursement or other unforeseen material changes occur, then the parties to this Agreement will mutually review other options for compensation. The management fees set out in this section will be effective from July 1, 1994 to June 30, 1995 unless one of the unforeseen events referenced hereinabove should occur. Both parties will review the previous years fees and their reasonableness on an annual basis and resolve outstanding issues and agree to the fees and cap on fees for the following year. In the event that the parties cannot agree, the management fees shall remain the same as for the prior fiscal year ending June 30.

     3. THPR Costs. It is agreed and understood that during the term of this Agreement, THPR shall also be responsible for


* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities Exchange Commission.

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the costs incurred by SHS in providing the services which it is obligated to provide under Sections 1A, 1B and 1C hereunder (including without limitation, telephone, travel, office supplies and postage). In addition to the preceding provision, THPR shall be responsible for the costs of salaries and fringe benefits for THPR's employees, if any; outside auditor fees; acquisition of Drugs; facility lease costs; capital expenditures; principal and interest on loans; payroll taxes for its employees, if any; and the cost of preparing Federal and state Income Tax returns, and all sales taxes on sales to patients. THPR shall contract for all such expenses for and in the name of THPR, without basing the same upon SHS's credit, and SHS shall not be liable to third party providers for the costs of such goods and services. SHS shall file for and on behalf of THPR all sales and use tax returns necessary in the operation of THPR's Drug Distribution Business.

     4. Subcontracting. The parties to this Agreement recognize that SHS may provide to THPR certain of the services which it is obligated to provide under this Agreement by means of subcontracts with third parties. However, no such subcontract shall release SHS from its duties and responsibilities under this Agreement with respect to the services so subcontracted.

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     5. Term. This Agreement shall be for a term beginning on July 1, 1994 and ending on March 31, 1999, unless otherwise terminated in accordance with this section. This Agreement shall automatically terminate upon (i) SHS or THPR ceasing to exist, (ii)either party ceasing to be licensed to sell Drugs, (iii) either party permanently ceasing to engage in the Drug Distribution Business,
(iv) the mutual agreement of the parties, (v) the insolvency or bankruptcy of either party, the making by either party of an assignment for the benefit of creditors, the consent by either party to the appointment of a trustee or receiver, or the appointment without its consent, of a trustee or receiver for it or for a substantial part of its property, or (vi) the institution by or against either party of bankruptcy, reorganization, arrangement or insolvency proceedings. In addition, if either party hereto shall breach the terms of this Agreement, the nonbreaching party may give written notice of the breach to the breaching party, and if said breach is not cured within 21 calendar days following the giving of said notice, this Agreement shall at the option of the nonbreaching party be terminated. Furthermore, notwithstanding any other provision of this Agreement, either party may terminate this Agreement upon giving 90 days prior written notice to the other party.

     6. Force Majeure. The obligations of SHS hereunder shall be excused during any period of delay caused by matters such as

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strikes, acts of God, shortages of raw materials or power, inability to obtain product, governmental action or compliance with governmental requirements, whether voluntary or pursuant to order, or any other matter which is beyond the reasonable efforts of SHS to control.

     7. Severability. If any one or more of the provisions of this Agreement shall for any reason be held illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement and this Agreement shall be enforced as if such illegal or invalid provision had not been contained herein.

     8. Confidentiality. Each party has developed or may during the term hereof develop certain formulae, products, methods of doing business, customer lists and other proprietary information which that party deems to be confidential and a trade secret. In the course of fulfilling their respective obligations hereunder, some of these formulae, products, methods and other proprietary information will become known to the other party hereto. It is contemplated that each employee or agent of the parties who will be exposed to such confidential information will be required to execute a confidentiality agreement with each party hereto. Each party also agrees that it will not duplicate, make use of, or disclose, in any manner whatsoever, any

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information which is deemed to be confidential by the other party, either during or after the term of this Agreement, without the express prior written consent of the other party hereto.

      In the event that any information deemed to be confidential by a party is provided to the other party or its employees or agents in writing, the party providing same shall mark the writing as "confidential." In the event that such information is provided in non-written form such as orally, by audiotape, videotape or computer software or disc, the party claiming such information to be confidential shall furnish to the other party a written list containing a brief description of such item and designating such item as confidential. Upon termination of this Agreement, all copies of any information hereunder deemed, or designated by a party as, confidential shall be returned to the party who supplied the information, or who designated same as confidential. Notwithstanding the preceding provision, the following types of information provided by a party shall always be deemed confidential, whether or not so designated: patient records; prescription files; costs of goods and supplies; and financial records of the party.

     Notwithstanding the preceding sections, this restriction shall not apply
(i) to any information which is not deemed confidential hereunder, or which has not been designated as

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confidential in the manner specified herein, (ii) to any information which was known to a party prior to its disclosure by the other party, (iii) to any information which is or becomes public knowledge through no failure of a party bound by this Agreement, (iv) to any information which is independently developed by a party hereto, or (v) to the extent that such restrictions conflict with the terms of the THPR Partnership Agreement.

     It is recognized and acknowledged that damages caused by a party's breach of this Section would be difficult to ascertain and would not adequately compensate the other party for its losses. Therefore, both parties agree that the party claiming a breach of this Section shall be entitled to injunctive relief to restrain the commission or continued commission of said breach by seeking such relief from a court of competent jurisdiction.

         9.   Service to Other Businesses.  THPR acknowledges that

SHS offers its services to other business, and THPR agrees that no provision contained herein shall restrict or prohibit SHS from providing services to others in addition to THPR as long as the performance of said services does not interfere with the performance of SHS's obligations hereunder.

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         10. Records. To the extent required by Section 1861(b)(1)(I) of the
Social Security Act, SHS shall, upon proper request, allow the United States Department of Health and Human Services, the Comptroller General of the United States and their duly authorized representatives, access to this Agreement and to all books, documents and records necessary to verify the nature and extent of the costs of the services provided by SHS under this Agreement at any time during the term of this Agreement and for an additional period of four (4) years following the last date services are furnished under this Agreement.

         11. Nonassignability. The rights, duties and responsibilities of the parties hereto are personal in nature and shall not be assigned without the express written consent of the other party except that SHS may subcontract with other parties to perform some or all of its duties hereunder.

     12. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Tennessee and the laws of the State of Tennessee shall govern the rights, duties, liabilities and responsibilities created hereunder.

     13. Headings. All headings used herein are for ease of reference only and shall in no way be construed as interpreting, decreasing or enlarging the provisions of this Agreement.

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     14. Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, administrators, trustees and assigns.

     15. Modification. This Agreement constitutes the entire understanding between the parties hereto and may be changed or modified only with the written consent of both parties.

     16. Notices. Any notice required to be given hereunder shall be in writing and shall be hand delivered or sent by certified United States mail, postage prepaid, return receipt requested, to the chief executive officer of the party at its respective primary business address set out below or at such other address as shall be indicated in writing to the other party. Notice shall be effective when hand delivered or on the third day after deposit in the United States mail as required by this Section.

     17. Waivers. A waiver of the breach of any provision of this Agreement shall not be effective unless in writing signed by the waiving party, and such waiver shall not be deemed a waiver of any other breach of the same or any other provision hereof.

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         18. Fairness. The parties hereto recognize that Nova Factor, Inc. is a general partner of THPR. Each party acknowledges that the terms of this Agreement are fair and reasonable to both parties and that it is in the best interest of each party to enter into this Agreement. Each party further acknowledges that the terms of this Agreement were negotiated and that the decision to enter into this Agreement was made solely by the unrelated general partner of THPR, without participation by Nova Factor, Inc.

     IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                           TEXAS HEALTH DRUG
                                           DISTRIBUTION RESOURCES,
                                           a partnership
                                           By: Nova Factor, Inc.

                                           By:
                                           Title:
                                           Address:

                                           SOUTHERN HEALTH SYSTEMS, INC.

                                           By:
                                           Title:
                                           Address:


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                                       EXHIBIT A

                                      FEES TO NFI

In exchange for the goods and services provided by NFI under this Agreement, the Partnership agrees to pay to NFI the following amounts:

     A.   * of the Partnership in exchange for computer services.

     B.   * of the Partnership for reimbursement services.

     C.   * per month for accounting and reporting services.

     D. Reimbursement on a monthly basis for all employment costs incurred by NFI in providing NFI personnel to perform the services set out herein. Employment costs shall mean the salary, payroll and FICA taxes, and the cost of all fringe benefits paid to or for the employee by NFI, plus all incremental costs incurred by NFI for and on behalf of the Partnership, such as workers' compensation insurance, automobile insurance, and incremental costs of property and casualty insurance coverage. In the event that any NFI employee devotes only a portion of his or her time to the performance of services for the Partnership, the employment costs for that employee, which is charged to the Partnership, shall be a prorated portion of the total employment costs determined by multiplying the total costs by a fraction, the numerator of which is the time spent by the employee for the Partnership and the denominator of which is the total hours worked by the employee during that month.

     E. In exchange for pharmaceutical solutions supplied by NFI, the Partnership will pay on a monthly basis to NFI an amount equal to NFI's * said medical equipment, services and supplies. NFI's * shall mean the * by NFI to its supplier for the medical equipment, services and supplies, plus taxes and freight.

For purposes of this Agreement, the Partnership's * shall mean all charges made by the Partnership in a given month, determined on an accrual basis, regardless of whether such accounts are actually collected, and * shall not be reduced for *; taxes, depreciation, principal payment on loans, distributions to Partners, other reserves, fees paid to NFI hereunder, or any other expenses.

The fees due to NFI shall be determined on a monthly basis by NFI and NFI shall submit monthly invoices to the Partnership setting out the amounts due NFI for said month. The invoices for NFI's services shall be due thirty (30) days from the receipt of same by the Partnership.



* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities Exchange Commission.




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